Exhibit 10.26.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Agreement”) is dated for reference purposes as of the 20th day of November, 2006 and is made and entered into by and between CORTONA OPPORTUNITY LTD., a California limited partnership (“Lessor”) and OCCAM NETWORK, INC., a California corporation (“Lessee”).

RECITALS

A. Lessor is the owner of that certain commercial real property commonly known as 6868 Cortona Drive, Goleta, California (the “Property”);

B. Lessor leased a portion of the Property (the “Premises”) to Lessee pursuant to that certain Standard Industrial/Commercial Multi-Tenant Lease-Net dated 12 October 2006 (the “Lease”), as the Premises are more particularly described in the Lease;

C. Pursuant to the Lease, Lessor and Lessee have reviewed the condition of the existing heating, ventilation and air conditioning system serving the Premises (“HVAC”) and have agreed to the terms and conditions for repairing and/or replacing certain of the HVAC system components,

D. Pursuant to the Lease, Lessor and Lessee have reviewed the condition of the existing roof and have agreed to the terms and conditions for repairing the same.

E. The parties now desire to amend the Lease on the terms provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Amendments to Lease. Lessor and Lessee agree that the Lease is amended as follows:

1.1. Paragraph 1.5 of the Lease is hereby amended by deleting the sentence therein and substituting the following therefor:

“1.5. Base Rent: Fifty Five Thousand, Four Hundred & Sixty and 00/100 Dollars ($55,460.00) per month (“Base Rent”), payable on the first (1st) day of each month commencing (see paragraph 51) (See also paragraph 4).”

1.2. The per square foot triple-net Base Rent specified in the last sentence of Paragraph 50 shall be modified by deleting the reference to “$1.16/sq. ft.” and replacing it with “$1.18/sq. ft.”

1.3.	Paragraph 54 of the Lease is hereby deleted in its entirety and the following substituted therefor:

“54. Acceptance of Condition.

54.1 Subject to the provisions of this Section 54.1, Lessor shall reimburse Lessee for the cost of replacing the existing HVAC equipment serving the Premises with new HVAC equipment of quality and capacity equal to or greater than the quality and capacity of the existing system on the Building (the “HVAC Work”). The costs to be reimbursed by Lessor for the HVAC Work shall include the cost of the HVAC equipment and all ancillary work associated with the removal and replacement of the HVAC

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equipment, including but not limited to electrical, structural, roofing, condensate and startup work (the “HVAC Replacement Costs”) in an amount not to exceed One Thousand Four Hundred Dollars ($1,400) per ton of ventilation provided by the new HVAC equipment installed by Lessee (the “HVAC Allowance”). In no event shall the HVAC Allowance exceed One Hundred & Forty Thousand Dollars ($140,000), regardless of the tonnage of ventilation provided by the new HVAC equipment installed by Lessee. The HVAC Allowance is completely separate and in addition to the Tenant Improvement Allowance, and Lessee may use any portion of the Tenant Improvement Allowance for additional HVAC equipment beyond the 100 tons specified herein.

Following completion of the HVAC Work, Lessee shall submit to Lessor for Lessor’s reasonable approval documentation reflecting the completion of the HVAC Work. The documentation submitted by Lessee to Lessor shall include (i) a statement specifying the ventilation tonnage installed by Lessee as part of the HVAC Work which shall be certified in writing to Lessor by Lessee and the HVAC contractor performing the HVAC Work; (ii) back-up invoices and other documentation substantiating the ventilation tonnage so certified and the total HVAC Replacement Costs incurred in the HVAC Work; and (iii) all lien releases from Lessee’s selected subcontractor(s) subject to final payment. Within fifteen (15) business days following Lessor’s receipt of the foregoing materials from Lessee, Lessor shall reimburse Lessee the HVAC Replacement Costs up to the HVAC Allowance. Lessee acknowledges and agrees: (i) Lessee shall cause the HVAC Work to be conducted in accordance with all laws, rules and regulations and with all necessary permits and fees paid; (ii) subject to Lessor’s obligation to reimburse the HVAC Allowance, Lessee shall indemnify, defend and hold Lessor harmless from any loss, cost or liability relating to or arising out of the HVAC Work and the HVAC Replacement Costs; (iii) Lessee shall be solely responsible for the payment of any and all costs and expenses incurred in connection with the installation of any HVAC equipment for ventilation in excess of one hundred (100) tons and for any HVAC Replacement Costs (with respect to any tonnage amount) in excess of the HVAC Allowance; and (iv) Lessor makes no representation or warranty as to the HVAC Work or the condition of the HVAC equipment installed by Lessee.

54.2 Following completion of the HVAC Work, Lessee shall maintain and repair the HVAC system in good, order, condition and repair at Lessee’s sole cost and expense and shall obtain the required service contracts described in Paragraph 7.1(b).

54.3 Lessee acknowledges receipt of the Roof Survey of the Building in which the Premises are located dated October 18, 2006 prepared by Independent Roofing Consultants (the “Roof Survey”). Lessor shall cause the roof repair worked specified in the Roof Survey to be performed at Lessor’s sole cost and expense. Lessee hereby approves the worked recommended in the Roof Survey and agrees that upon completion of the recommended roof repair work, the roof of the Premises and of the remaining portions of the Building in which the Premises are located shall be in good condition and repair and are approved by Lessee and accepted. Subject to the provisions of Paragraph 54.1, Lessor shall be responsible for the maintenance and repair of the portions of the Building roof which are not covering the Premises and for any damage caused to Lessee through Lessor’s failure to properly maintain and repair such roof areas, other than any damage to the roof caused by any act of Lessee or Lessee’s agents.

54.4 Except as otherwise previously specified in this paragraph, Lessee (i) accepts the Premises in “AS IS” condition without any obligation or liability to Lessor as to repair and maintenance of the Premises; (ii) agrees that all alterations, improvements, replacements, repairs, maintenance or modifications shall be made at Lessee’s sole cost and expense and in strict compliance with the terms of this Lease; and, (iii) acknowledges that neither the Lessor nor the Lessor’s agent has made any representation or warranty to Lessee as to the condition of the Premises nor suitability of the Premises for the conduct of Lessee’s business.”

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2. General Provisions.

2.1. Ratification of Lease. The Lease, as amended hereby, is hereby approved, ratified and confirmed and remains in full force and effect.

2.2. Attorneys’ Fees. If any party institutes any action or proceeding against another relating to the provisions of this First Amendment, or any default hereunder, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable expenses including, without limitation, attorneys’ fees and costs, incurred by the successful party.

2.3. Severability. If any provision of this First Amendment is invalid or unenforceable, the remaining provisions of this Agreement will not be affected thereby and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

2.4. Governing Law. This First Amendment will be construed in accordance with the laws of the State of California, venue to be the County of Santa Barbara.

2.5. Captions. The captions of the sections of this First Amendment are for convenience only and are not intended to affect the interpretation or construction of the provisions contained herein.

2.6. Time. Time is of the essence of this First Amendment.

2.7. Binding Effect. The provisions of this First Amendment will be binding on the parties hereto and their respective heirs, successors, assigns and mortgagees.

2.8. Further Assurances. The parties and their heirs, successors and assigns shall execute such documents and take such further actions as may be necessary to implement the provisions of this First Amendment.

2.9. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to be one and the same agreement.

2.10. Effective Date. This First Amendment shall be binding upon the parties as of the date of full execution by the parties.

IN WITNESS WHEREOF, this First Amendment has been executed as of the date set forth below.

“Lessor”

CORTONA OPPORTUNITY LTD.,

a California limited partnership

By:

Kip Brudley, Manager

“Lessee”

OCCAM NETWORK, INC., a California corporation

By:

Robert Howard-Anderson

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Lessee Initials: